Exhibit 99.1

Plains Exploration & Production Company 700 Milam, Suite 3100 Houston, TX 77002

NEWS RELEASE

Contact:	Scott D. Winters
Director - Investor Relations
713-579-6190 or 800-934-6083

FOR IMMEDIATE RELEASE

PXP TO SELL EAST TEXAS ASSETS FOR $350 MILLION,

ELIMINATES 2006 SWAP & COLLAR POSITIONS AND

ACQUIRES $45.00 FLOORS ON 40,000 BOPD IN 2006

HOUSTON, Texas, April 1, 2005 – Plains Exploration & Production Company (NYSE:PXP) (“PXP” or the “Company”) announced today a series of transactions that are designed to increase cash flow, significantly improve minimum oil price realizations and maintain a strong balance sheet. Specifically, PXP intends to sell its interests in producing oil and gas properties located in East Texas and Oklahoma and will use a portion of the cash proceeds to eliminate its existing 2006 oil price swaps and collars. In addition, PXP has acquired $45.00 NYMEX put options supporting a significant amount of 2006 oil production.

A purchase and sale agreement has been executed with XTO Energy Inc. to sell 275 net active wells for $350 million. As of December 31, 2004, PXP’s independent reserve engineers estimated that these producing properties had proven reserves of approximately 27 million equivalent barrels of which 81 percent was proved developed. The properties currently produce approximately 5,800 net equivalent barrels per day. This transaction is expected to close in the second quarter, subject to customary closing conditions.

PXP has also executed a series of contracts that will eliminate all existing 2006 oil price swaps and collars. The oil swaps involved 15,000 barrels of oil per day at an average price of $25.28 and the collars involved 22,000 barrels of oil per day with a floor price of $25.00 and an average ceiling price of $34.76. Eliminating these swaps and collars will cost approximately $295 million, which is expected to be paid in the second or third quarter of 2005.

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In addition, PXP has acquired $45.00 NYMEX put options on approximately 40,000 barrels of oil per day in 2006. These put options cost an average of $2.96 per barrel which will be paid during 2006.

The previously announced $119 million acquisition of oil and gas properties located in the Los Angeles Basin and in adjacent Ventura County will close today. PXP estimates proved reserves are approximately 17.4 million equivalent barrels.

“These transactions remove the significant headwind that the Company has experienced in 2004 and 2005 from our previous hedge positions, which negatively impacted cash flow. Beginning in 2006, the Company’s production will have a 60 percent increase in downside protection from the $45.00 NYMEX floors as well as unlimited price upside potential. By maintaining our strong balance sheet, we may opportunistically eliminate the 2007 and 2008 collars,” said James C. Flores, Chairman, President and Chief Executive Officer.

2005 Outlook

PXP will file an 8-K today that updates 2005 guidance issued via Form 8-K on March 15, 2005 to reflect these transactions and provides 2006 production volume guidance.

Additional Information & Forward Looking Statements

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”). Such statements include those concerning PXP’s strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include:

•	closing of the announced sale,

•	commodity prices,

•	reliability of reserve and production estimates,

•	production expense estimates,

•	cash flow estimates,

•	future financial performance,

•	planned capital expenditures, and

•	other matters that are discussed in PXP’s filings with the SEC.

These statements are based on certain assumptions PXP made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond PXP’s control. Statements regarding future production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of

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oil and gas. These risks include, but are not limited to, uncertainties regarding the closing of the announced acquisition, commodity price changes, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2004, for a further discussion of these risks.

PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in its core areas of operation: onshore and offshore California, West Texas and the Gulf Coast region of the United States. PXP is headquartered in Houston, Texas.

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